Exhibit 99.1

        DOCUMENT SCIENCES ANNUAL MEETING OF STOCKHOLDERS MOVED TO MAY 10

CARLSBAD, Calif., April 26 /PRNewswire-FirstCall/ -- Document Sciences Corporation (Nasdaq: DOCX) today announced that it has postponed the date of its 2005 Annual Meeting of Stockholders to May 10, 2005 at 9:00 a.m. Pacific Time to be held at the Grand Pacific Palisades Resort, 5805 Armada Drive, Carlsbad, California 92009. The Annual Meeting was originally scheduled to be held on April 28, 2005. The determination to postpone the Annual Meeting arises from an administrative error by our stock transfer agent that prevented a small number of the Company's stockholders from receiving proper notice, and this postponement will allow all of the Company's stockholders to receive proper notice and adequate time to review the proxy materials. The record date for stockholders entitled to vote and the matters to be considered at the Annual Meeting will remain the same.

About Document Sciences

Document Sciences Corporation delivers real-time, dynamic content publishing solutions that content-driven organizations depend on to realize productivity benefits, cut costs, and increase competitiveness. Over 600 customers and partners use Document Sciences products in insurance, banking and financial services, managed-care, telecommunications, utilities and commercial print service bureaus. Customers include more than 60 Fortune 500 companies. Based in Carlsbad, California, with operations in Beijing, China, and offices across the U.S. and in London, Document Sciences also markets its products in Europe, Australia, Canada, New Zealand, South America, Mexico and Asia. For more information about Document Sciences Corporation, visit www.docscience.com.

This press release may contain "forward-looking" statements about possible or assumed future results of our financial condition, operations, plans, objectives and performance. You can identify these statements by the fact they use words such as "believe," "expect," "anticipate," "estimate," "project," "intend," "plan" or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in these forward-looking statements. Some of these events or factors include the following: (i) national, international, regional and local economic, competitive, geopolitical and regulatory conditions and developments; (ii) the markets for dynamic content publishing software; (iii) market acceptance of enhancements to our existing products and introduction of new products; (iv) continued profitability of our professional service (v) maintaining our relationships with our distribution partners and/or other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2004. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.

SOURCE  Document Sciences Corporation
    -0-                             04/26/2005
    /CONTACT: Editorial, Jack McGannon, +1-760-602-1597, jmcgannon@docscience.com, or Investors, Scott Samuels, +1-760-602-1528, ssamuels@docscience.com, both of Document Sciences Corporation/
    /Web site:  http://www.docscience.com /